EXHIBIT 10.1

* Confidential Treatment Requested Under
17 C.F.R. §§200.80(b)(4), 200.83 and 240.24b-2
WFI
4810 Eastgate Mall
San Diego, CA 92121
(858) 228-2000

August 04, 2002

Gregory M. Jacobsen
3 Prairie Falcon Lane
Littleton, CO 801227

Email: Gjacob1039@aol.com
Fax: 303 972 7842

Dear Gregory:

We are pleased to offer you the position of Corporate Executive Vice President, President of Outsourcing reporting to Masood Tayebi, Chief Executive Officer. This letter is our formal offer of employment and requires your written acceptance. If you accept this offer, we expect you to begin work at WFI on or before July 30, 2002.

The specific terms of your employment are listed on the attached “Additional Terms and Conditions.” The terms of this letter, including the attached Additional Terms and Conditions, will become effective only upon execution by both you and WFI.

Your employment is on an “at-will” basis. Therefore, you may terminate your employment, and WFI may terminate or alter the conditions of your employment at any time, for any reason, with or without cause and with or without notice. General terms of your employment are described in the WFI Employee Handbook, as revised from time to time. WFI expects that you will read and abide by all guidelines set forth in the Employee Handbook, plus any other policies and practices adopted by WFI from time to time.

This letter (together with the Additional Terms and Conditions) and the enclosed Proprietary Information and Innovations Agreement are the entire agreement between you and WFI regarding your employment. This letter and the Proprietary Information and Innovations Agreement supersede all prior or contemporaneous agreements*, promises, communications and/or understandings between you and WFI, whether written or oral. These agreements may be modified or changed only with the Vice President of Human Resources’ written approval.

Greg, we look forward to you joining the WFI team. Please do not hesitate to contact me at 858-228-2398 if you have any questions.

Very truly yours, Wireless Facilities, Inc.	Accepted and Agreed

/s/ Naomi Whitacre	/s/ Greg Jacobsen
Naomi Whitacre Vice President, Human Resources & Corp Ops	Greg Jacobsen 7-30-02 New Employee Name Date

*It is expected that you will finalize the Proprietary Information and Innovations Agreement by August 16, 2003 and should there be any changes to your offer letter as approved by Masood Tayebi they will be completed at the same time.

Please sign and fax back this letter, including the attached Additional Terms and Conditions, to Naomi Whitacre at 858-228-2030 immediately. Upon receipt of your signed letter we will send you a complete employment package. Your employment or continued employment is contingent upon successfully passing our standard background investigation.

Additional Terms and Conditions of Employment

Compensation and Benefits

In accordance with WFI’s standard payroll policies you will be compensated on a bi-weekly basis at $7,692.31, per payroll, which is an annualized salary of $200,000. Your Exempt position is not eligible to receive overtime wages. You will receive a one-time sign-on bonus of $40,000 paid 30 days following your date of hire. Your performance and contribution to the success of WFI will determine the amount of your base salary increase in 2003 and thereafter. You may be eligible to participate in the Company’s profit sharing and other bonus programs at the sole discretion of the Company. You must be on the active payroll at the time of payment in the year it is distributed to qualify for payment. As part of the Company’s annual review of compensation for the Executive Team, which occurs in January of each year, your compensation package will be reviewed and agreed to with Masood Tayebi, your base compensation will be increased in January 2003.

Stock Options

Subject to Board approval, you will be granted options to purchase 200,000 shares of WFI Common Stock, at the market price on the date of grant subject to the terms and conditions of the Stock Option Plan pursuant to which the options were granted. Initial grant of 200,000 options, set at the lowest price possible based on the several-week window around start date. These options vest over 4 years, with ¼ vesting after year 1, and the remainder vesting monthly over the following 36 months. As part or the Executive Team, the Compensation Committee of the Board of Directors will review you for additional options each year.

2002 Bonus Opportunity

There are three specific objectives, which if achieved before 1/01/03, will result in additional option grants.

A.	[...***...]

B.	[...***...]

C.	[...***...]

If either “A” or “B” is achieved, then you will be granted 50,000 options at the then-current price. If both “A” and “B” are achieved, then you will be granted an additional 20,000 option grant. If “C” is achieved at any time before year end, you will receive a grant of 20,000 options. All of these options will vest immediately upon receipt.

2003 Bonus Opportunity

Starting in 2003 and each year thereafter, you will be eligible to earn additional performance based compensation (“bonus compensation”) under a Bonus Plan. This bonus compensation will be equal to between 75% and 100% of the then current base salary at full achievement of the Bonus Plan. The Bonus Plan, the specific goals, MBO’s, and the specific    % of bonus reward paid out in cash or equity will be mutually agreed upon by Masood Tayebi, CEO and you within three (3) months from your date of hire. The Bonus Plan will be revised and defined at the beginning of each fiscal year, but generally, the Bonus Plan will set forth goals to be achieved each year, such as 1) Company revenue; 2) Company EBITDA; 3) [...***...]; and 4) other such factors. A sliding scale will be used to measure and administer each goal down to a floor below which no payment will be made. All monies earned by you under the Bonus Plan will be paid within 60 days from the end of the fiscal year. In the event of termination of your employment for any reason other than cause, any bonus will be prorated for the length of your employment during the fiscal year and paid within 60 days from the end of the fiscal year.

*** Confidential Treatment Requested

Change of Control

Upon Change of Control, 50% of the remaining portion of the original option grant will immediately vest. The balance of the original grant will vest over the following 18 months, with 1/6 vesting every 3 months. However, this 18 month schedule only applies to equity that has a longer vesting period than 18 months. Whatever portion of the original option grant that is set to vest within that 18 month time frame continues to vest according to the original vesting schedule.

Severance

You will receive six (6) months base salary if terminated without cause. If terminated within year one (1), this severance will include the amount of equity options that correspond to the number of days of employment. (So, if terminated without cause on the four (4) month anniversary, then 4/48ths of the original option grant will vest, or roughly 16,666.67 shares.)

For purposes of this offer, “cause” condition only occurs if the Company terminates you after you: (a) shall have been convicted of any felony including, but not limited to, a felony involving fraud, theft, misappropriation, dishonesty, or embezzlement; (b) shall have committed intentional acts of gross misconduct that materially impairs the goodwill or business of the Company or cause material damage to its property, goodwill, or business; or (c) shall have refused to, or willfully failed to, perform his material duties, provided, however, that no termination under this subparagraph shall be effective unless you do not cure such refusal or failure to the Company’s satisfaction as soon as practicable after the Company gives you written notice identifying such refusal or failure (and, in any event, within thirty (30) calendar days after receipt of such written notice). No act or failure to act on the part of you shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that this action or omission was in the best interests of the Company.

Relocation

There is no immediate relocation made as part of this new hire offer. However, if/when it is mutually agreed to by the Company and the President of the Outsourcing Group that a move to San Diego is in the best interests of the business, then WFI will provide a one-time lump sum payment to assist you with your relocation to San Diego.

Miscellaneous

As you will be working in a home office, you will be reimbursed for a normal business and fax telephone line, long distance charges, DSL and ISP access. Other expenses will be reimbursed in accordance with the Company’s standard Expense Reimbursement Policy and the Business Use and Reimbursement for Cell Phones, Pagers and other Telecom Devices.

Proprietary Information and Innovation

WFI expects that, during and after the term of your employment, you will not disclose to third parties, utilize for your own benefit, or otherwise make use of any of the WFI’s trade secrets or other confidential or proprietary information concerning WFI, except to the extent necessary to carry out your obligations to WFI. Please sign and return the enclosed Proprietary Information and Innovations Agreement, which contains, among others, your promise not to recruit any employees of WFI, or, through the use of improper means, its clients and contractors for a period of one year following the termination of your employment relationship with WFI. In addition, by signing this letter, you represent that your acceptance of this offer and your employment with WFI does not and will not violate or otherwise conflict with any other agreement to which you may be party.

Dispute Resolution

Except for certain employment discrimination clams brought under federal law, and except for claims for which injunctive relief would be permitted under the provisions of the Proprietary Information and Innovations Agreement, any controversy or claim arising out of, or relating to your employment relationship with WFI, and any agreements hereafter entered into between you and WFI in connection with your employment relationship, shall be settled by binding arbitration in accordance with the then current Employment Dispute Resolution Rules (the “Rules”) of the American Arbitration Association (the “AAA”), to the extent such rules do not conflict with any provision of this paragraph. Such Arbitration shall be held in San Diego, California, before a single neutral arbitrator selected in accordance with the Rules. WFI will pay the arbitrator’s fee and any costs directly associated with the use of arbitration that are imposed by the AAA. Any award, order or judgment pursuant to arbitration under this paragraph must be in writing, and shall be deemed final and binding and may be entered and enforced in any state or federal court of competent jurisdiction. Both you and WFI agree to submit to the jurisdiction of any such court for purposes of the enforcement or any such award, order or judgment.

Return of Company Property; Payroll Deductions

Your acceptance of this offer constitutes your authorization to offset any amount that you owe WFI, including advances and reimbursements for equipment not returned, after written demand made by, from any amount that the company may owe you, including wages, commissions, bonuses payable or pending expense reimbursements.

Transfer of Personal Information to Third Parties

Upon confirmation of your acceptance of this offer, WFI will forward information to the following companies, unless you indicate that you do not want us to do so. Personal information to be forwarded includes your name, address, social security number, telephone number, birthdate, etc., and will be used for the following purposes:

E*TRADE Business Solutions: stock option administration

ProBusiness Solutions: payroll and payroll tax processing

Outside Benefits Administrator: health and life insurance benefits

Each of these third parties must maintain the confidentiality of your personal data and use it only for the above-stated purposes.

Effect

These Additional Terms and Conditions form an integral part of your offer of employment, but nothing herein is intended to change the at-will nature of your employment.